Exhibit 99.1


Press Release

Wednesday April 2, 2008

Lightwave Logic's Terry Turpin to Appear on Panel at Gilder/Forbes
Conference

Turpin  Joins  List  of  Panelists at 12th  Annual  Gilder/Forbes
Telecosm Conference

WILMINGTON, Del.--(BUSINESS WIRE)--Terry Turpin, of Lightwave Logic, (OTCBB: LWLG, http://www.lightwavelogic.com), a technology company focused on the development of lightwave computing chips intended for applications in high-speed fiber-optic telecommunications and optical computing, will serve as a panel commentator at the 12th Annual Gilder/Forbes Telecosm Conference. The discussion, entitled "Connectivity Everywhere: The future of the all-optical network," is scheduled to take place at 3:45p.m. EST on Thursday, May 29. The conference will be held on May 27 - 29, 2008, at The Sagamore in Lake George, New York.

Turpin was recently retained as Optical Computing Guru for Lightwave Logic. A distinguished member of the optical computing community for over thirty-five years, Turpin holds numerous patents in the field.

The Gilder/Forbes Telecosm Conference is a world-famous technology conference hosted annually by George Gilder and Steve Forbes. It is attended by the world's leading scientists, engineers, technology executives, entrepreneurs, and public policy decision makers to promote investment in innovation. For more information, please visit http://www.TelecosmConference.com.

About Lightwave Logic, Inc.

Lightwave Logic, Inc. is a development stage company, moving toward prototype demonstration and commercialization of its high-activity, high-stability organic polymers for applications in electro-optical device markets. Electro-optical devices convert data from electric signals into optical signals for use in high-speed fiber-optic telecommunications systems and optical computers. Lightwave Logic, Inc. is a portfolio company of Universal Capital Management, Inc. (OTCBB: UCMT.OB News). Please visit the Company's website, www.lightwavelogic.com, for more information.

Safe Harbor Statement

The information posted in this release may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. You can identify these statements by use of the words "may," "will," "should," "plans," "explores," "expects," "anticipates," "continue," "estimate," "project," "intend," and similar expressions. Forward-looking statements


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involve  risks and uncertainties that could cause actual  results to differ materially from those projected or anticipated. These risks and uncertainties include, but are not limited to, general
economic   and   business  conditions,   effects   of   continued
geopolitical unrest and regional conflicts, competition, changes in technology and methods of marketing, delays in completing
various  engineering  and  manufacturing  programs,  changes   in
customer order patterns, changes in product mix, continued success in technological advances and delivering technological innovations, shortages in components, production delays due to
performance  quality  issues  with  outsourced  components,   and
various other factors beyond the Company's control.

Contact:
Lightwave Logic, Inc.
Hal Bennett, 707-256-3656
or
The Investor Relations Group
Erika Moran / Tom Caden / Salima Rasul, 212-825-3210 or
Public Relations
Steven Melfi / Lynn Granito, 212-825-3210













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